Exhibit 99.1

Otter Tail Power Company files rate case in Minnesota

New environmental technologies, strengthened delivery system,

and rising costs drive decision

Fergus Falls, Minnesota, February 16, 2016: Today Otter Tail Power Company filed a request with the Minnesota Public Utilities Commission (MPUC) for permission to increase its rates. The proposed increase reflects the company’s investments in new environmental technologies and a stronger system that delivers electricity to its customers paired with overall rising costs.

“While we’ve been diligent in managing expenses and selecting low-cost options to meet customer needs, the cost of providing service is more than we’re able to recover through our current rates, which went into effect in 2011 based on 2009 costs,” said Tim Rogelstad, Otter Tail Power Company president. “With customers in mind, we’ve been innovative so that the price they pay for clean, reliable electricity will continue to be among the lowest in the region. For example, the new air-quality control system at Big Stone Plant cost about 30 percent less than other options—and the project came in at less than $380 million, more than $100 million under budget.”

Residential customers would see average monthly increase of approximately $9.50

Otter Tail Power Company requested permission to increase rates by approximately $19.3 million, or 9.8 percent. If the MPUC approves the overall request as filed, residential customers would see a bill increase of approximately $9.50 a month; general service business customers would see a bill increase of approximately $22 a month. The increase would be more for some customers and less for others, depending on the rates on which they’re served and the amount of electricity they use.

While the MPUC considers this request, the company has asked to increase rates on an interim basis. If approved, the interim increase would be effective April 16, 2016. It would remain in effect until the MPUC makes a final determination on the company’s overall request, which Otter Tail Power Company expects would be in 2017.

“We carefully balance each decision we make with the cost impact it has on our friends and neighbors. Our employees work, live, and play in the area we serve,” said Rogelstad. “As employees and customers, we respect and appreciate our company’s commitment to reliable, economical service.”

Customer notification

With MPUC approval, customers will receive printed information with their electric service statements starting April 16 showing the approved interim rate increase, the requested overall rate increase, and example monthly bill impacts for various customer classes. If the MPUC’s concluding decision results in final rates being lower than interim rates, the company will refund customers the difference with interest. If final rates are higher than interim rates, the company will not collect the difference. The increase will become effective approximately 60 days following the date of the MPUC order approving the new rates.

The MPUC will hold public meetings related to the request and will post the meeting schedule on its website once that schedule is determined. Otter Tail Power Company also will post the meeting schedule on its website.

Save energy, save money

Otter Tail Power Company encourages customers to stay one step ahead in terms of saving energy and money by:

•	Taking advantage of the company’s rebates and incentives for energy-efficient electric technologies that also can make use of lower off-peak rates.

•	Making low-cost and no-cost changes to their lifestyles to reduce energy consumption.

This news release is on our website at otpco.com/news.

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (NASDAQ Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. It provides electricity and energy services to more than a quarter million people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.

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